Exhibit 10.1

THIS AGREEMENT HAS CONFIDENTIAL PORTIONS OMITTED, WHICH PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMISSION. OMITTED PORTIONS ARE INDICATED IN THIS AGREEMENT WITH BRACKETS ([*]).

MASTER DISTRIBUTION AGREEMENT

THIS MASTER DISTRIBUTION AGREEMENT (“Master Agreement” or “Agreement”) is made as of the 20th day of November, 2006 (“Effective Date”).

BETWEEN	Motorola, Inc., a company incorporated in Delaware, U.S.A., and having a principal place of business at 600 North U.S. Highway 45, Libertyville, IL 60048-1286 (hereinafter referred to as “Motorola”)

AND	CellStar, Ltd., a Texas limited partnership, and having a principal place of business at 601 S. Royal Lane, Coppell, TX 75019 (hereinafter referred to as “CellStar” or “Distributor”).

WHEREAS:

A.                                   Motorola is a manufacturer and supplier of cellular telephone products and accessories (“Products”) and sells them directly to is operator customers and also through independent distributors and retailers around the world; and

B.                                     Motorola seeks to continue selling Products directly, and also through independent distributors and retailers, to customers on a global basis; and,

C.                                     Distributor seeks to expand its role as a major distributor of Products in many of the regions where Motorola currently sells Products; and,

D.                                    Both Motorola and Distributor recognize the efficiency in managing the worldwide sale of Products through a global set of terms and conditions pursuant to this Master Agreement while implementing amendments to address region-specific programs (“Regional Amendments,” an example of which is set forth as Exhibit A) and daily business operations within each territory; and,

E.                                      Both parties agree that any applicable agreements in the regions shall remain in full force and effect and shall control the relationship of the parties until such time as an applicable Regional Amendment is executed between the parties.

THEREFORE, in consideration of the mutual covenants and promises and subject to the terms and conditions of this Agreement, the parties agree as follows:

1.  APPOINTMENT AND ACCEPTANCE

1.1           Subject to the terms of this Agreement, Motorola hereby appoints Distributor and Distributor accepts the appointment as an authorized non-exclusive Distributor for selected Motorola manufactured and supplied cellular telephone products and accessories as determined by Motorola in its sole and absolute discretion and listed in a Term Sheet or Regional Amendment, incorporated herein by reference and as may be amended from time to time, or on Motorola’s Products and Accessories Price Lists given to Distributor from time to time (hereinafter referred to as the “Products”), which lists may be amended from time to time by Motorola at its sole discretion without any prior notification.  In the event of a conflict between this Agreement and the Term Sheet, the Term Sheet shall control as to the subject matter of the Term Sheet.

1.2           Unless otherwise specified in a Regional Amendment, any conflict between this Agreement and a Regional Amendment shall be resolved in favor of the Agreement.

1.3           Distributor is authorized to purchase Products directly from Motorola and its subsidiaries (i.e. Motorola Electronics Pty. Ltd., in Singapore) pursuant to the ordering process set forth in Section 3 and to resell such Products solely within the territories specified in either this Agreement or a Regional Amendment (the “Territory”).  Distributor acknowledges and agrees that Motorola reserves the right, at any time and without prior notice, to appoint other distributors within the Territory and that

Motorola may, at its sole and unrestricted discretion, choose to use other agents, dealers, distributors, representatives and independent contractors, as well as its regularly employed sales force and that of its subsidiaries or affiliated companies for direct sales, to promote the sale of Products within the Territory.  Distributor acknowledges and agrees that Motorola reserves the right to restrict the distribution of specific models of Products to specific areas and/or customers within the Territory and Distributor agrees to limit its distribution of such models accordingly.

1.4           In addition to the rights granted in this Section, Distributor shall also have the non-exclusive right to sell Products to any master agent, sub-agent or independent agent of any carrier customer of Motorola, (hereinafter collectively referred to as “Agents”) so long as the Agent directly activates Products on networks owned and operated by any wireless carrier that allows Distributor to sell to its Agents.  In the event that any wireless carrier specifies to Motorola that Distributor is not permitted to sell to its Agents, Motorola shall promptly notify Distributor and Distributor shall immediately cease and desist selling any Products to that particular wireless carrier’s Agents.  In the event that Distributor violates the terms of this Section by selling to any company or entity that does not directly activate Products on a wireless carrier’s network, or by selling Products to an Agent after notice by Motorola that Distributor is not authorized to sell to its Agents, then Motorola may, in addition to any other remedy or recourse it may possess at law or equity, terminate this Master Agreement, with no further obligation or liability to Distributor.

2.  DISTRIBUTOR RESPONSIBILITIES

2.1           Distributor’s territory of distribution shall be specified in the relevant Regional Amendments (hereinafter referred to as “Territory”).  Distributor shall not knowingly or intentionally transship, sell, or otherwise transfer Products outside the Territory, and Distributor shall incorporate this restriction into all of its agent and distributor equipment agreements as a condition of resale of the Products and use all reasonable commercial efforts to enforce the same.  Sales within the Territory without intentional transshipment is a material condition to Distributor’s rights under this Agreement, and it is agreed that any knowingly or intentional direct or indirect distribution, transshipment and/or sale of the Products outside the Territory by Distributor or others purchasing through Distributor shall be a material breach of this Agreement and will result in substantial damage to Motorola which will be difficult to quantify.  If Products (regardless of quantity) are found outside the Territory in breach of this provision, then in addition to any other remedies Motorola may have under applicable law or this Agreement, Motorola may, in its sole and reasonable discretion:

(a)   reject, or refuse to fill, some or all of Distributor’s Purchase Orders for a particular Product that is found outside the Territory until Distributor can demonstrate that it has instituted policies and procedures reasonably acceptable to Motorola to prevent such occurrences in the future;

(b)   require Distributor to reimburse Motorola for the reasonable expenses Motorola incurs to recover all transshipped Products (based on Products with an ESN traceable to purchases by Distributor that are found outside the Territory);

(c)   suspend sales of any Products to Distributor for up to ninety (90) days or until Distributor can demonstrate that it has instituted policies and procedures reasonably acceptable to Motorola to prevent such occurrences in the future;

(d)   suspend payment of all, or a portion of any, rebates, marketing funds, or other discounts related to the Products found outside the Territory; and/or

(e)   request Distributor to terminate its relationship with its customer and/or stop selling Products to its customer.

2.2           If Distributor, or any of its affiliates, dealers, distributors, agents or resellers place Products on an operator’s network (regardless of location) that have not been approved for sale on that network by Motorola, Distributor shall pay Motorola an appropriate reconfiguration fee to repair and reflash the Products for the particular network and/or territory.  Under these circumstances, Motorola will have the further right to exercise any of the options listed above in Section 2.1.

2.3           Distributor agrees to furnish to Motorola information relating to inventory of Products and Product forecasts as described in Section 3, and furnish detailed market analysis and reports, orders, sales, service and sales budget information as Motorola may from time to time request.  Distributor shall on a monthly basis provide Motorola with “sell-through” information based on its sales and the sales of its Dealers where applicable, and accurate monthly reports of Distributor’s inventory of each of the Products as of the end of each month.  The reports shall include all inventories maintained by Distributor and its affiliates, including inventories maintained by agents or at drop-ship distribution points.  Such “sell-through” information and reports shall be delivered to the designated Motorola employee (as appointed by Motorola account manager) no later than two (2) weeks after the end of each calendar month.  Motorola reserves the right to conduct reasonable inspections and audits of Distributor’s inventory and inventory records.

2.4           Distributor shall use its best efforts to promote the sale and use of Products throughout the Territory and satisfy market demand therefore as described further in a Regional Amendment.  Motorola and Distributor will meet annually to establish the annual total available market (“TAM”) for each regional carrier.  Motorola and Distributor will meet at least quarterly to review Distributor’s performance in obtaining and maintaining market share and serving these accounts, as well as an analysis and discussion of other pertinent issues.  With Motorola’s prior written permission and subject to the conditions set forth in Section 14, Distributor shall appoint agents, sub-agents, sub-distributors, wholesalers, retailers or dealers (collectively “Dealers”) for the term of this Agreement as necessary and use reasonable commercial efforts to cause such Dealers to comply with Motorola’s rules and policies concerning trademark and trade names, ethical business practices, and compliance with law.  Distributor shall be liable to Motorola for the activities or omissions of Dealers appointed by Distributor in connection with this Agreement.

2.5           Distributor shall obtain Motorola’s Legal Department written approval for all advertising and promotional materials produced or used by Distributor and its Dealers for the sale, display or promotion of any Product.  Distributor must also receive Motorola Legal Department approval for items that contain any Motorola trademark, logo or picture of Motorola products.  Notwithstanding the foregoing, Distributor may use Motorola’s trademark or logo in photos and descriptions of Motorola’s products solely in connection with Distributor’s non-promotional sale of Motorola phones with a wireless plan on Distributor’s website(s) or in its day-to-day advertising, without Motorola’s prior written consent, provided Distributor complies with Motorola’s Corporate Identity Standards and Trademark Basics documents, as amended and/or updated from time to time.  For purposes of clarification, the foregoing sentence shall not include any use of the Motorola Marks as part of a gift with purchase, rebate, sweepstakes, contests, premiums, coupons, or any other promotional activities conducted by Distributor, either individually or in conjunction with any third party, including wireless carriers, which shall all be subject to Motorola’s prior written permission.  Distributor acknowledges and agrees to comply with Motorola’s Corporate Identity Standards and Trademark Basics documents, as amended and/or updated from time to time.  Distributor agrees to properly mark Motorola’s Marks with an ® or TM as the case may be, to provide attribution to Motorola as the owner of such Marks, and to not otherwise misuse Motorola’s Marks. Under either circumstance, Distributor must receive permission prior to such advertising and promotional materials being published or released to the public.

2.6           Distributor shall fully indemnify and hold Motorola and its subsidiaries, affiliates, successors and assigns harmless from and against any and all claims, losses, obligations, liabilities, costs and expenses (including without limitation legal and other fees) arising out of any acts, omissions, mistakes or representations made by Distributor or its Dealers in any advertising or promotional materials which are not approved by Motorola’s Legal Department prior to their publication or release to the public.

2.7           Specifically, Distributor agrees and undertakes that it shall only purchase Motorola cellular telephone products and accessories (including the Products) for sale and distribution in the specified Territory from the Motorola entity in that Territory, unless otherwise agreed upon by Motorola in writing and in advance which shall not be unreasonably withheld or delayed, directly pursuant to this Agreement or Regional Amendment and shall not, subject to the immediately preceding exception, obtain or procure Motorola cellular telephone products and/or accessories from any other sources including without limitation the Distributor’s own affiliates or subsidiaries.  Distributor agrees that violation of this Section shall constitute just cause for immediate termination of this Agreement by Motorola.

2.8           From time to time Motorola may, at its sole discretion, offer training in the selling and marketing of the Products to Distributor’s personnel at such locations as Motorola may specify.  Distributor shall be responsible for the expenses incurred by its personnel in connection with the training, including but not limited to all travel costs and expenses.

2.9           Additionally, the parties contemplate that Distributor may provide additional services which are separate and apart from any fee structure included in the distribution model and which are addressed in the relevant Regional Amendments and/or term sheets, to Motorola, Motorola’s customers, or Customers which may include, without limitation, packaging, reflashing, assembly, kitting or rework (“Activities”), the parties agree that the terms and conditions for such Activities will be controlled by a Professional Services Agreement and all amendments (if executed), to the extent agreed upon between the parties  (“PSA”).  The parties agree that in the event of a conflict between the terms of the PSA and this Agreement, the terms of the PSA shall control as to any and all Activities.

2.10         Distributor shall maintain a technical support organization, which in Motorola’s reasonable opinion, is sufficient to effectively provide first tier support.

2.11         Motorola will from time to time provide Volume Incentive Rebates (VIR) or other incentives to a select group of regional carriers or to the Distributor.  Motorola will execute Term Sheets with Distributor that reflect the VIR.  If Distributor elects to use Motorola’s VIR or other form of incentives, Distributor is responsible for passing through any credits earned by the regional carrier through the VIR.

2.12         Motorola will provide Distributor with regional carrier test units for various network carrier technologies.  Distributor will be responsible to program these units and distribute all test units within five (5) business days upon receipt from Motorola.  Distributor must provide Motorola with reports identifying who these units have been sent to within two (2) business days of sending the units to regional carrier.  Distributor agrees to use commercially reasonable efforts to work with regional carriers to ensure test units are processed through approvals process in a timely manner.  Distributor must also provide the regional carrier approvals to Motorola within twenty-four hours of receipt of approval or reasons for rejection.

3.  PRICES, ORDERS AND FORECASTS

3.1           Pricing of the Products shall be as stipulated in the Term Sheet, Regional Amendment, or Motorola’s Products and Accessories Price List current at the date of placement of purchase orders by Distributor as stated therein.  Motorola will provide Distributor with at least sixty (60) days prior notice of any end or life or discontinued Product.

3.2           Distributor shall provide Motorola, on a monthly basis a rolling twelve (12) month forecast of Distributor’s estimated Product purchases, not less than thirty (30) days prior to the start of the next month, to assist Motorola in maintaining an orderly production flow for the purpose of Distributor’s delivery requirements.  Distributor shall indicate the Product model number and projected purchase volume by units for each month of the Forecast.

The parties agree to participate in Collaborative Planning Forecasting and Replenishment (“CPFR”), as defined by the Voluntary Inter-Industry Commerce Standards Committee.  The parties shall develop mutually acceptable CPFR guidelines and processes to increase efficiencies in supply chain management, inventory management, manufacturing capacity, materials reservation, replenishment and sales forecasting.

3.3           If Motorola procures materials to meet Distributor’s forecasts for Customized Products, as defined below, but Distributor does not issue corresponding purchase orders, Distributor agrees that its liability to Motorola shall include reimbursement for expenses including total cost of goods inventory, both on-hand inventory as well as forecasted demand that Motorola committed to and that can not be reused in other products in a time frame acceptable to Motorola; Distributor specific materials and components; work in process incurred by Motorola before termination; and reimbursement of expenses for which Motorola became legally liable on Distributor’s behalf prior to termination.  In such circumstances Distributor shall purchase from Motorola, at cost, all finished goods and all works in process including that of all subcontractors to which Motorola is obligated and all raw material inventories, provided that such goods, obligations and the safety stock remaining were produced in accordance with the forecast.  those Products which are modified from the original product specification document to accommodate changes requested by Distributor; such changes may include but are not limited to hardware, firmware, third party software, functionality, color, and materials, as set forth or modified in any relevant Term Sheet; and, 2) include any customer specific collateral materials including, without limitation, retail packaging, sales literature, advertising materials, and printed technical information.

3.4           In the event that the Parties agree to minimum volume commitments for purchases of Products by Distributor under this agreement, such volume commitments will be specified in the Term Sheet.  The Parties acknowledge and agree that any accessories purchased pursuant to this Agreement will not count towards the satisfaction of those volume commitments.  If Distributor fails to satisfy the volume commitments for Customized Products, Distributor agrees that its liability to Motorola shall include (i) payment for actual work, including complete and partially complete services, performed before termination; (ii) reimbursement for expenses including design and development costs, any special tooling (on-hand or on-order); total cost of goods inventory, both on-hand inventory as well as forecasted demand that Motorola committed to; Distributor specific materials and components; and, work in process incurred by Motorola before termination; and (iii) reimbursement of expenses for which Motorola became legally liable on Distributor’s behalf prior to termination.  In such circumstances Distributor shall purchase from Motorola, at cost, all finished goods and all works in process including that of all subcontractors to which Motorola is obligated and all raw material inventories, provided that such goods, obligations and the safety stock remaining were produced in accordance with this Agreement.

3.5           Distributor may enter orders with Motorola under this Agreement provided that the terms and conditions of this Agreement, as amended from time to time, shall solely govern the sale of the Products to the exclusion of all other terms and conditions including any terms or conditions which Distributor may purport to apply under any purchase order, confirmation of order or similar document.

3.6           Distributor shall submit orders no less than thirty (30) days prior to the requested shipment dates.  No order is binding on Motorola until accepted.  If Motorola does not accept such purchase order within five days of receipt thereof, such order shall be deemed to be rejected by Motorola.  Unless otherwise set forth in a Regional Amendment, delivery dates are best estimates only.  Motorola reserves the right in its sole discretion, including without limitation for the failure of Distributor to satisfy Motorola’s credit requirements, to accept or reject any purchase order received from Distributor, even if a previous quotation has been made, without any further liability and without changing or prejudicing the relationship between Motorola and Distributor.

4.  PAYMENT AND CREDIT

4.1           Payments are due net thirty (30) days from date of invoice, unless otherwise specified or as provided for in Section 4.5 herein.  If Distributor shall fail to pay any invoice for the Products in accordance with the terms provided herein, Motorola shall have the right, in its sole discretion, to cancel any Distributor’s order(s) for the Products previously accepted, or to delay any further shipment(s) of Products to Distributor, without incurring any liability for loss or damage of any kind occasioned by reason of cancellation or delay.

4.2           Motorola agrees to provide Distributor with a credit line that Motorola determines is appropriate based upon standard credit industry criteria that determine the credit worthiness of Distributor (“Credit Line”).  The Credit Line represents the total available credit for the Products for all Distributor’s divisions, affiliates, parent companies, and subsidiaries worldwide.  The Credit Line will remain available to Distributor as long as Distributor’s financial status remains acceptable to Motorola based upon Motorola’s review of publicly available information and subject to compliance with the terms in any Motorola, or wholly-owned subsidiary, financing agreements.  Distributor agrees to comply with all terms of agreements, instruments or other documents under which, now or hereafter, the Credit Line or any other obligation of Distributor and/or any of its subsidiaries or affiliates to Motorola and/or any of its subsidiaries or affiliates is created, evidenced, guaranteed or secured, as any of the foregoing may be amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time (collectively, the “Financing Agreements”).  In the event of a conflict or inconsistency between the terms of this Master Distribution Agreement and any of the Financing Agreements, the terms of the Financing Agreements will control.

4.3           If Motorola determines that Distributor’s orders and/or forecasts indicate that the Credit Line will be exceeded during any given month, Motorola may, at Motorola’s sole option, at any time to impose any credit terms, decrease, eliminate or otherwise limit the amount or duration of credit, pursue a fee for service model for selected accounts and/or Products, and/or payment terms extended to Distributor in general and/or with respect to any specific order.

4.4                                 If Motorola deems Distributor’s financial condition or credit inadequate or unsatisfactory under standard credit industry criteria, then in addition to Motorola’s other rights, Motorola may take any of the following actions without incurring further liability:  (i) cancel any previously accepted Purchase Order for Products; (ii) require Distributor pay cash for the Purchase Order, (iii) delay any further shipment of Products to Distributor; and/or (iv) terminate this Agreement.

5.  DELIVERY, PASSING OF TITLE AND RISK OF LOSS

5.1           All delivery dates are best estimates only.  In no event will Motorola be liable for increased cost, loss of profits or goodwill or any other special, incidental or consequential damages due to late delivery or non-delivery of the Products.

5.2           The risk of loss of or damage and title to the Products shall pass to Distributor from Motorola at the point of delivery specified by the shipping term, defined by Incoterms 2000.  Unless otherwise specified, the shipping term for orders hereunder is FOB, Motorola’s distribution facility (Incoterms 2000).

6.  WARRANTY

6.1           Distributor shall provide to its customers at its sole expense a warranty for all the Products which shall meet all applicable warranty requirements under the laws and competitive conditions of the Territory, which warranty shall not be less than one (1) year, except for batteries, which warranty shall be not less than the warranty extended to Distributor by Motorola as provided in Exhibit B, as may be updated from time to time.  Motorola warrants the Products only in accordance with its warranty set forth in Exhibit B, as may be amended by Motorola from time to time (to be applicable to units shipped by Motorola on or after the effective date of such revision).  Motorola makes no additional representations or warranties of any other kind, express or implied.  Except as otherwise provided in Exhibit B and subject to any applicable laws, Motorola expressly disclaims any implied warranty of merchantability or fitness for a particular purpose.

6.2           Motorola expressly disclaims responsibility and liability for any service provider’s range, coverage, design, grade of service, audio quality, equipment compatibility, system downtime or billing practices.  The warranties in Exhibit B are the full extent of Motorola’s liability and the Distributor’s exclusive remedy.  In addition, Distributor shall provide to it customers warranty support and service for the Products to Motorola’s reasonable satisfaction.

6.3           DOA Returns.  This paragraph shall define the criteria and process for the return and acceptance of Dead on Arrival (“DOA”) Products.  Returns not meeting the below criteria, after Motorola inspection and testing, will be removed from the credit line of the applicable Motorola Return Material Authorization (“RMA”), returned to Distributor in the originally received condition and packaging at Distributor’s cost.  Futhermore, such units not meeting all of these requirements will be handled under Motorola’s normal warranty policy.  The following conditions are required:

a.  There is a valid sales contract or other sales agreement for the purchase of Products currently in effect between Motorola and Distributor.

b.  The Product is a Motorola new Product sold to Distributor in the Territory.

c.  The returned Product(s) are in the original packaging with all required contents and accessories.  Motorola may charge a per unit service fee for missing or incorrect package contents and accessories.

d.  An end-user proof of purchase or initial activation date is included with each Product, indicating a sale and return within thirty (30) days of purchase by end-user.

e.  If a product is an out of box failure (defined as defective to the point that it cannot be initially sold to an end-user) and where a proof of purchase and initial activate date do not exist, the manufacturer’s serial number must not exceed one-hundred twenty (120) days prior to the date of return; any talk time must be less than ten (10) minutes.

f.  After test, a functional failure exists where the Product does not meet the requirements of Motorola’s limited end-user warranty.

g.  A Motorola supplied RMA number must be visible on the box or pallet and accompany all DOA claims.  Product arriving without an RMA number, or associated line item, will be returned to Distributor or its third party service provider, at Distributor’s expense.  Distributor agrees to ensure that all Products will be shipped, either by Distributor or its third party service provider, within thirty (30) days of receipt of the RMA.

h.  Units that show sign of customer misuse, previous repair, or history of refurbished products will not be accepted as DOA and will be returned to Distributor or its third party service provider at Distributor’s expense.

i.  A system generated test printout of the nature of the failure status and a document specifying the customer complaint should accompany all DOA returns.

j.  Prior to shipping any Products to Motorola or its ASC for DOA claims, Distributor is fully responsible, at its own expense, for Prescreening Products, or ensuring that Products are Prescreened by a third party, utilizing Motorola authorized equipment and procedures, for defects or damage to ensure that only Products that are actually defective under the terms of Motorola’s Limited Warranty are received by Motorola under this DOA process.  The purpose of the Prescreening is to eliminate claims that are outside the Limited Warranty including, but not limited to, units that test as no trouble found (“NTF”), could not duplicate, buyer’s remorse, or customer abuse.  Motorola may charge the customer a service processing fee for each NTF received.

6.4           For those Products meeting all of the above requirements, Motorola, in its sole option, will either repair or replace the DOA Product(s) or issue a credit memo to Distributor in the amount of the Net Price, which if not set forth on the Term Sheet shall be defined as the Invoice Price, as set forth in the Term Sheet or on the invoice, less any credits, of all returned Products.

7.  FORCE MAJEURE

7.1           Motorola will not be liable to Distributor or any third party for any delay or failure to perform due to any cause beyond its reasonable control.  Such causes include but are not limited to, compliance with any laws, regulations or orders, acts or omissions of Distributor, strikes, acts of God, interruptions or transportation or inability to obtain necessary labor, materials or facilities, or default of any supplier.  The delivery schedule will be considered extended by a period of time equal to the time lost because of any excusable delay.  Either party wishing to claim relief under this Section shall, without delay, notify the other party in writing accordingly.  In the event Distributor is unable to perform due to a Force Majeure event for a cumulative total of fourteen days during any thirty (30) day period, Motorola may terminate this Agreement immediately upon written notice to Distributor.

7.2           In the event Motorola is unable to wholly or partially perform for a period greater than two (2) months due to any cause beyond its reasonable control, either party may cancel any delayed order without liability.

8.  PARTY RELATIONSHIP

8.1           Distributor is an independent contractor to Motorola.  This Agreement does not create any agency, joint venture or partnership between Distributor and Motorola.  Distributor shall not impose or create any obligation or liability of any kind, express or implied, or make any promises, representations or warranties on behalf of or in the name of Motorola, other than as expressly provided herein.  Any and all expenses, liabilities, resources expenditures and costs incurred by either party in furtherance of this Agreement or any Regional Amendment shall be at that parties’ sole risk and responsibility without recourse to the other party and shall not be set off against any other claims or monies due hereunder.

9.  INTELLECTUAL PROPERTY RIGHTS

9.1           Distributor acknowledges that the word “Motorola” is the dominant feature of the trade names of Motorola and its subsidiaries and affiliated companies which use “Motorola” in such names, and that the marks “Motorola”, the stylized “M” within a circle, and derivatives thereof or any other mark used on the Products are important and valuable trademarks/copyrights owned by Motorola (collectively referred to as “the Intellectual Property Rights”) and used for products manufactured or sold by Motorola and for services provided by Motorola in connection with such products.

9.2           Any use of Motorola’s trade names, trademarks or service marks whether in their entirely or in part, shall be for the benefit of Motorola only.  Distributor agrees that it will not in any manner use the Motorola trade names, trademarks or service marks, or any imitation or variant thereof as a part of Distributor’s trade name or company or firm name, nor will it grant or purport to grant such use to any subsidiary or affiliate of Distributor or to any agent or representative of Distributor.

9.3           Distributor shall not remove, alter or obliterate any trademark appearing on the Products, and Distributor shall not have the right to use any Motorola originated trademark on any product, or in any advertising or sales promotion except as such use or the manner of such use is authorized by this Agreement or separately authorized by Motorola in writing and approved by Motorola’s Legal Department.  Distributor shall not publish, cause to be published, encourage or approve any advertising or practice which might mislead or deceive the public or might be detrimental to the good name, trademark, trade name, service mark, goodwill or reputation of Motorola or Motorola’s products.  Distributor shall, upon notification by Motorola, immediately discontinue any advertising, practice or use deemed by Motorola to have such misleading, deceptive or detrimental effect.  To the extent Motorola grants permission to Distributor  to use the Motorola trademark, Distributor agrees that any advertising will comply with Motorola’s Trademark Usage Guidelines, attached hereto as Exhibit D.

9.4           Without prior written consent of Motorola, Distributor shall not have the right to institute proceedings for infringement of any trademark which it is permitted to use under this Agreement, or to institute proceedings against a competitor for unfair competition or improper use of trademarks, or to incur any cost or obligations on behalf of Motorola.

9.5           Distributor shall not during this Agreement or thereafter use any Motorola trademark, trade name or service mark or any word likely to be confused with any such trademark, trade name or service mark, either alone or in combination with other words.  In the event that Distributor should acquire any right in any other trademark, trade name or service mark which Motorola owns or which originated with Motorola, it shall on request by Motorola immediately assign such rights including the goodwill associated therewith to Motorola and Distributor shall forthwith sign all documents necessary for such assignment unless Distributor has acquired such rights lawfully from Motorola with good consideration.

9.6           [*], provided that (i) Distributor promptly notifies Motorola in writing of the claim, (ii) that Distributor retains no counsel regarding such claim without the prior written consent of Motorola, (iii) that Motorola has sole control of the instructing of counsel retained by Motorola or Distributor (with the consent of Motorola) and sole control of the defense and all related settlement negotiations, and (iv) that Distributor gives Motorola information and reasonable assistance related to the defense of the claim.  Motorola’s obligation under this Section is conditioned on Distributor’s agreement that if the Products become, or in Motorola’s opinion are likely to become, the subject of such a claim, [*]

Brackets ([*]) indicate portions of this document have been deleted and separately filed with the Securities and Exchange Commission.

9.6 (a) SUBJECT TO ITS INDMNIFICATION OBLIGATIONS HEREIN, IN NO EVENT WILL MOTOROLA BE LIABLE FOR INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING FROM INFRINGEMENT OR ALLEGED INFRINGEMENT OF PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS.

9.6 (b)     This indemnity does not extend to any suit based upon any infringement or alleged infringement arising from Products furnished by Motorola that are: (1) altered in any way by Distributor or any third party if the alleged infringement would not have occurred but for such alteration; (2) combined with any other products or elements not furnished by Motorola if the alleged infringement would not have occurred but for such combination; or (3) designed and/or manufactured in accordance with Distributor’s designs, specifications, or instructions if the alleged infringement would not have occurred but for such designs, specifications, or instructions.  In no event shall Motorola’s liability resulting from its indemnity obligation to Distributor extend in any way to royalties payable based on a per use basis, or subscriber revenues derived by Distributor therefrom, or any royalty basis other than a reasonable royalty based upon revenue derived by Motorola from Distributor from sales or license of the infringing Product.

9.6 (c)     The indemnity provided in this Section 9.6 is the sole, exclusive, and entire liability of Motorola and the remedies provided in this section shall be Distributor’s exclusive remedies against Motorola for patent, copyright infringement or trade secret misappropriation, whether direct or contributory, and is provided in lieu of all warranties, express, implied or statutory in regard thereto, including, without limitation, the warranty against infringement specified in the Uniform Commercial Code.  Distributor agrees that violation of any provision of this Section shall constitute just cause for immediate termination of this Agreement by Motorola.

9.7           Laws in the United States and other countries including the Territory preserve for Motorola certain exclusive rights in Motorola software, firmware or other computer programs or data residing in the Products (hereinafter referred to collectively as “Software”), including without limitation the exclusive right to prepare works derived from same, reproduce same in copies and distribute copies of same.  The Software is proprietary in nature to Motorola and its subsidiaries and affiliated companies, whether or not so marked.  Distributor may be made liable for any loss or damage suffered by Motorola or its subsidiaries and affiliated companies from any unauthorized disclosure or application of such proprietary data.  Distributor shall not prepare works derived from, reproduce in copies or distribute copies of the Software.  The Software may be used in and redistributed with only the item or items of the products associated with same.  No other use, including without limitation reproduction, modification, or disassembly of such Software or exercise or exclusive rights in same is permitted.  Distributor shall not, whether directly or indirectly, either by itself or through any other person decompile, disassemble, reverse engineer or re-engineer the Software.  Distributor shall not enhance or alter or improve the Software without written consent of Motorola.  All legal, moral, intellectual property rights in the Software including the improvement and alteration, if any, made after prior written consent of Motorola shall belong to Motorola.  ALL RIGHTS ARE RESERVED TO THE SOFTWARE.

9.8           Except for the right to use the Software and Products for the purposes provided herein which arises by operation of law and except as expressly provided herein, nothing contained in this Agreement shall be deemed to grant to Distributor either directly or by implication, estoppels, or otherwise, any license or right under any patents, copyrights, trademarks or trade secrets of Motorola.

9.9           Any alternative packaging design proposed by Distributor for the Products shall in all instances be subject to Motorola’s Legal Department prior written approval before usage and to Motorola’s terms and conditions as to such usage.

9.10         Distributor shall not store, market, offer for sale or otherwise commercially exploit any products or accessories specifically for Motorola cellular telephones unless they are supplied to the Distributor by Motorola or a subsidiary thereof.  Furthermore, Distributor shall not purchase any products or accessories that it knowingly infringes Motorola’s patents or other Intellectual Property Rights.  This Agreement shall be immediately terminated by Motorola in the event that Distributor is found to be purchasing and/or distributing such counterfeit products and/or accessories.

9.11         Distributor’s rights to use any Motorola trademark, trade name or service mark under this Section shall terminate upon termination or expiration of this Agreement and shall ensure such cessation of use by all persons claiming to have received the right to such use from Distributor.  If Distributor shall refuse or neglect to keep and perform the provision of this Section, Distributor shall reimburse Motorola for all costs, attorney’s fees (on a solicitor and client basis) and other expenses incurred by Motorola in connection with legal actions required to have Distributor comply herewith.

10. TERM AND TERMINATION

10.1         The term of this Agreement shall be for a period of one (1) year from the Effective Date, unless terminated as permitted herein.  This Agreement shall be automatically renewed for successive periods of one (1) year per renewal.  The number of renewals notwithstanding, this Agreement is and shall always be interpreted as a fixed term agreement and not as an indefinite term agreement.  Any Regional Amendment implemented during the Term shall automatically expire upon the expiration of the Master Agreement.

10.2         In the event that either party is in breach of any of the terms or conditions of this Agreement and such breach continues for a period of thirty (30) days after the non-breaching party has given the breaching party written notice of such breach, then subject to the other terms and conditions of this Agreement, the non-breaching party, in addition to other rights and remedies it may have in law or equity, will have the right to immediately terminate this Agreement without any liability whatsoever.  Additionally, this Agreement may also be terminated at any time: 1) by either party immediately by written notice to the other if the other party enters into any insolvency proceedings whether voluntarily or involuntarily, including composition, liquidation or arrangement, and the equivalent thereof; or 2) by Motorola immediately upon written notice to Distributor if Distributor fails to provide the financial information requested in connection with Motorola’s establishment and review of Distributor’s Credit Line within ten (10) days following Motorola’s notice of such failure; or 3) by Motorola immediately upon written notice to Distributor if Distributor’s financial reports as provided for in Section 4.3 and/or other publicly available information indicate, as determined by Motorola in its sole discretion, that a material adverse effect upon Distributor’s ability to fulfill its obligations (including payment) to Motorola, or Distributor’s obligations to its customers, has occurred or may occur; or 4) by Motorola upon the occurrence of a breach of any term in one or more of the following Sections: Appointment As Distributor, Prohibition Against Transshipment, Intellectual Property Rights, Government Sales, Ethical Business Practices Policy, Compliance With Law, or Confidentiality; or a change in the control or management of Distributor which is unacceptable to Motorola; or Distributor’s failure to make a payment when due.

10.3         Notwithstanding the above, this Agreement may be terminated at any time by either party without cause upon not less than sixty (60) days prior written notice to the other party.

10.4         Upon expiration of this Agreement in accordance with its terms, Distributor shall have the right to cancel any order yet to be acknowledged by Motorola but shall honor any order already acknowledged by Motorola.  However, upon Distributor’s breach and/or termination by Motorola of this Agreement for any reason, (i) Motorola shall be relieved of any obligations to make any further shipments hereunder, and may cancel all of Distributor’s unshipped orders for the Products, (ii) Motorola shall have no obligation or liability to Distributor or its prospective customers in connection with any such cancellations; (iii) outstanding invoices for the Products shall become immediately payable by Distributor and invoices for Products ordered prior to termination but for which an invoice has not been submitted shall be payable immediately upon submission of the invoice; (iv) Distributor shall have no claim against Motorola for compensation for loss of distribution rights, loss of goodwill or any similar loss; and (v) subject to the accrued rights of either party in respect of any breaches of this Agreement, neither party shall have any further obligation to the other under this Agreement.

10.5         Neither Motorola nor Distributor shall be liable by reason of termination, expiration or non-renewal of this Master Agreement to the other for compensation, reimbursement or damages on account of the loss of prospective profits on anticipated sales or on account of expenditures, investments, leases or commitments in connection with the business, or good will of Motorola or Distributor or otherwise.  Distributor represents to Motorola that, as of the date of this Master Agreement, Distributor had on hand a trained staff of personnel, facilities, and equipment necessary to effectively distribute the Products in the Territory and that Distributor has incurred no extra expense in respect of the same upon entering into this Master Agreement for which Distributor will seek reimbursement.

10.6         The terms, provisions, representations, and warranties contained in this Agreement that by their sense and context are intended to survive the performance thereof by either or both parties hereunder shall so survive the completion of performances and termination of this Agreement, including Sections 9 and 17 and the making of any and all payments due hereunder.

11. OPTION TO REPURCHASE

11.1         Upon the termination of this Agreement, Distributor shall have the right to sell through any remaining Product inventory then in its warehouse facilities or subject to a non-cancelable purchase order; provided however, that such termination is not by Motorola in accordance with Section 10.2 (4) above, in which case, all sales of Product must immediately cease except as otherwise agreed upon in writing by the parties.  Such Product sell through shall comply with the terms and conditions set forth herein, as may be amended from time to time.  Motorola shall have the option but not the obligation to repurchase all or any part of the remaining inventory of the Products then held by the Distributor, at the net price paid to Motorola for such inventory or Motorola’s price for such Products to its authorized Distributors or such Products at the time of such repurchase, whichever is lower, provided that Motorola shall be responsible for arranging and for the cost of, transport and insurance.  Distributor shall deliver the same to such place(s) as Motorola shall designate, free and clear of any liens or encumbrances thereon, undamaged and in the original and unopened packaging therefore.  Motorola shall pay Distributor for the Products repurchased, within thirty (30) days after receipt of repurchased Products by Motorola.  The repurchase option shall be exercisable upon written notice to Distributor mailed within ninety (90) days following the mailing of a notice of termination of this Agreement by Motorola or Distributor.

11.2         In any event, even if Motorola does not exercise its option to repurchase herein, prior to selling the Products in its possession in bulk to any third party, Distributor shall first have offered in writing to sell such Products to Motorola for the lower of Distributor’s net purchase price or the price offered by such third party and Motorola shall have refused to accept such offer within ten (10) days after receipt of such written offer.  Distributor shall not transship, sell, or otherwise transfer Products subject to this Section 11 outside the Territory to any third party.

12. TAXES AND FEES

12.1         Distributor shall pay all applicable fees, custom duties, assessments or taxes which may be assessed or levied by the government of the Territory and any departments and subdivisions thereof, as a result of the performance of this Agreement or against any of the Products ordered by the Distributor.

13. LIMITATION OF LIABILITY, REMEDIES AND INDEMNITY

13.1         Failure of either party at any time to require performance of any provision hereof shall not affect its right to require full performance thereof at any time thereafter.  The waiver by either party of a breach of any such provisions shall not constitute a waiver of any subsequent breach thereof or nullify the effect of such provisions.

13.2         In the event that Distributor is in default with respect to any of the terms and conditions of this Agreement, Motorola may, without incurring liability to Distributor or Distributor’s customers, and without prejudice to any other rights or remedies Motorola may have in law or equity, defer further shipments of the Products to Distributor (whether or not Motorola has accepted orders from Distributor with respect to unshipped Products) until such default is remedied.  The exercise by Motorola of its rights hereunder shall not constitute an election of remedies or a waiver of any other right or remedy.

13.3         Distributor shall pay interest on all amounts due to Motorola which are in default at the rate of four percent (4%) above the prime lending rate of Motorola’s principal bankers.  Motorola may apply any outstanding amount due to Distributor against indebtedness by Distributor to Motorola, whether due or to become due.

13.4         Distributor shall fully indemnify, defend and save Motorola and its subsidiaries, affiliates, successors, assigns, and its officers, directors, shareholders, employees and agents, harmless from and against any and all claims, proceedings, losses, obligations, liabilities, costs and expenses (including without limitation legal and other fees) arising from acts or omissions of Distributor or its agents, including without limitation any such claims, losses, obligations, liabilities, costs and expenses arising out of any breach of or failure to perform any of Distributor’s representations, warranties, covenants and agreements herein.

13.5         Distributor agrees to indemnify, defend and save Motorola and its subsidiaries, affiliates, successors, assigns, and its officers, directors, shareholders, employees and agents, harmless from and against all claims, proceedings, losses, penalties, damages or actions, and all expenses incidental to any investigation, negotiation or defense thereof, based upon, arising out of, or in connection with: (i) damage or injury (including death) to persons or property caused by or sustained in connection with the performance of services hereunder or by conditions created hereby, except for damage or injury resulting solely and directly from Motorola’s negligence or willful misconduct; (ii) Distributor’s refusal or failure to comply with any of the requirements, provisions, terms or conditions of this Agreement; (iii) any material misrepresentation or omission made by Distributor in connection with the G9 Form A (Third Party Sales Representative Application); (iv) any representation or warranty hereunder, or other written or oral statements made to Motorola in connection with this Agreement or the application process; or (v) any breach of any of Distributor’s warranties or covenants provided in this Agreement.  Notwithstanding the foregoing, Distributor shall not be liable to Motorola or any third party acting by or through Motorola for any consequential, incidental, special, or punitive damages, whether or not foreseeable and regardless of Distributor’s knowledge of the potential existence of any such damages.

13.6         [*]; provided that Motorola is notified promptly in writing of any such claims and, at Motorola’s request and expense, is given control of and all requested reasonable assistance for the defense of any such claims.  This indemnity does not extend to any damages, claims, liabilities, or expenses attributable to the combination of any Products furnished by Motorola with other elements added thereto by Distributor or third parties or to any unauthorized modification carried out on the Products nor does it extend to any damages, claims, liabilities, or expenses arising

Brackets ([*]) indicate portions of this document have been deleted and separately filed with the Securities and Exchange Commission.

from Motorola’s compliance with Distributor-furnished specifications, designs, or instructions or Motorola’s use of Distributor-furnished components.  Motorola shall not be responsible for any settlement made without its written consent.

13.7         Except with respect to Motorola’s indemnification obligations herein, Motorola’s total liability arising out of or related to this Agreement, whether for breach of contract, warranty, Motorola’s negligence, strict liability in tort or otherwise, is limited to the price of the particular Product(s) sold hereunder with respect to which losses or damages are claimed.  Distributor’s sole remedy is to request Motorola, at Motorola’s option, to either refund the purchase price or repair or replace the Product(s) or software that is not as warranted.  IN NO EVENT WHETHER FOR BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE OR OTHERWISE SHALL MOTOROLA BE LIABLE FOR SPECIAL INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS OR REVENUES, COST OF CAPITAL, COST OF SUBSTITUTE PRODUCTS, FACILITIES OR SERVICES, DOWNTIME COSTS OR CLAIMS OF CUSTOMERS OR DISTRIBUTOR FOR SUCH DAMAGES, TO THE FULL EXTENT SUCH MAY BE DISCLAIMED BY LAW.

14. BUSINESS POLICY AND COMPLIANCE WITH LAW

14.1         Motorola has historically depended on product quality and superiority combined with outstanding support capability to sell its products in all parts of the world.  Motorola believes it can continue to grow and to prosper without succumbing to legally questionable or unethical demands.  Motorola will not do business with any distributor, agent, customer or any other person where they know or suspect the existence of questionable practices.

14.2         Distributor certifies that information provided to Motorola for the G9 Third Party Sales Representative Application review was complete and accurate.  Distributor will inform Motorola in writing of any material changes to the original information supplied and as such Motorola shall have the right to review appointment of Distributor in such event.  Distributor further agrees that a material omission or misrepresentation of such information shall constitute just cause for the immediate termination of this Agreement without any liability whatsoever of Motorola to Distributor.  Additionally, Distributor agrees to immediately inform Motorola of any material change of its ownership or principals.  Distributor agrees from time to time as requested by Motorola to furnish additional information to renew and/or update G9 Application review.

14.3         Distributor hereby acknowledges that it has been provided a copy of Motorola’s Code of Business Conduct and Distributor hereby certifies that it will comply with the provisions thereof.  Distributor agrees to cooperate fully in any investigation of Distributor, or appointed Dealer(s) activities by any legal or regulatory body.  Distributor further agrees that in the event of a violation of law and/or violation of the provisions of Motorola’s Code of Business Conduct shall constitute just cause for the immediate termination of this Agreement without any liability whatsoever of Motorola to Distributor.

14.4         Prior to appointment of Dealer(s) by Distributor, Distributor agrees to obtain and provide background information to Motorola for G9 Application reviews for potential Dealer(s) and shall not appoint or utilize said Dealer(s) without prior written authorization from Motorola.  Distributor will inform Motorola in writing of any material changes to the original information supplied and as such Motorola shall have the right to review appointment of Dealer(s) in such event.  Distributor further agrees that a material omission or misrepresentation of such information shall constitute just cause for the immediate termination of this Agreement without any liability whatsoever of Motorola to Distributor.  Additionally, Distributor agrees to immediately inform Motorola of any material change of the ownership or principals of said Dealer(s).  Distributor agrees from time to time as requested by Motorola to furnish additional information on Dealer(s) to renew and/or update G9 Application review.

14.5         Distributor shall at all times conduct its efforts hereunder in strict accordance with all applicable laws and regulations and with the highest commercial standards.  Distributor shall effect or secure and maintain at its own cost all necessary governmental permits, licenses, approvals and registrations required in connection with the execution or performance of this Agreement and any Regional Amendment and the importation and resale of the Products.  Distributor shall indemnify and hold Motorola harmless for any losses, damages or other liabilities resulting from Distributor’s failure to comply with the provisions of this Section 14.5.

14.6         Distributor shall not engage in any practice or activity with respect to any of the services and assistance rendered by Distributor under this Agreement which is prohibited or in violation of any applicable federal, state or local law in the United States or in the Territory, or which in the opinion of legal counsel to Motorola is illegal or in violation of any applicable federal, state, or local law in the United States or the Territory.

14.7         Distributor, including its officers, directors, employees and agents, shall use only legitimate and ethical business practices in the activities contemplated by this Agreement.  Distributor shall comply fully with all laws applying to the sale and distribution of the Products, including the United States Foreign Corrupt Practices Act, local anti-corruption laws and laws prohibiting the payment of commercial or private bribes.  In connection with this Agreement, neither the Distributor nor any of its officers, directors, employees or agents shall pay, offer, promise, or authorize the payment, directly or indirectly, of any monies or anything of value to any person, including but not limited to any government official or employee, any political party or candidate for political office, or any employee or official of a public international organization, for the purpose of inducing or rewarding any favorable action or obtaining any improper advantage in any commercial transaction or in any governmental matter.  Distributor further agrees to comply with all United States laws and regulations regarding export licenses or the control or regulation of exportation or re-exportation of products or technical data sold or supplied to Distributor.  Both Motorola and Distributor further agree to take the required steps necessary to satisfy any laws or requirements to declare, file, record or otherwise render this Agreement valid.  Distributor commits that neither its owners, officers, nor employees are agents, employees, officers, or representatives of any government or any agency or other instrumentality of any government.  Distributor further agrees to inform Motorola of any change in such status or representation.

14.8      In addition, Distributor shall provide Motorola details, to Motorola’s reasonable satisfaction, on the following initiatives to ensure compliance with this Section:

(i)                                     The implementation of a code of business conduct designed to govern Distributor’s global business activities.

(ii)                                  Implementation of a robust ethics and compliance program to ensure business practices across Distributor’s regions comply with legal requirements and anti-corruption regulations.

(iii)                               Assignment of a senior Ethics Officer responsible for the ethics and compliance program, adherence to the Distributor code of business conduct, and investigating/resolving ethical or compliance issues.

(iv)                              Comprehensive ethics and compliance training programs for key teams (sales, marketing finance, sourcing, etc.) on a regular basis, including training on Motorola’s G-9 policy.

14.9         Distributor agrees with the policy as stated in this Section, and further agrees that failure by Distributor or any persons under its responsibility including but not limited to its directors, officers, employees and agents to comply with any provision of this Section shall constitute just cause for immediate termination of this Agreement and thereupon Distributor shall have no claims whatsoever against Motorola.

15.  SALES TO THE UNITED STATES OR OTHER GOVERNMENTS

15.1         In the event that Distributor elects to sell the Products to any federal, state, provincial or local government, or non-government entity (including but not limited to a non-governmental entity that receives funding from the government) in a territory, including any state, county or municipal entity in the Unites States, or to a prime contractor or other subcontractor selling to such entities, Distributor does so solely at its own risk and option.  Except as Motorola expressly accepts specific terms in writing, Distributor remains exclusively responsible for compliance with all procurement laws, regulations or guidelines governing such sales and agrees not to obligate Motorola as a subcontractor or otherwise to such entities.  Further, Motorola makes no representations, certifications or warranties whatsoever with respect to the ability of its Products, services, or prices to satisfy any such statues, regulations, or guidelines.

16.  EXPORT CONTROLS

16.1         If, at any time or times of Motorola’s performance hereunder, a license is required for Motorola or its affiliated company/ies to lawfully export the Products or associated technical data, then the issuance of the appropriate licenses to Motorola or its affiliated companies shall constitute a condition precedent to Motorola’s obligations hereunder.

16.2         Distributor agrees to comply with all applicable export laws, regulations and orders.  Specifically, but without limitation, Distributor agrees that it will not transship, resell, re-export or ship, directly or indirectly, any Products or technical data in any form without first obtaining Motorola’s prior written consent and the appropriate export or re-export licenses from the government of the Territory and/or the United States government.  Distributor agrees that violation of any provision of this Section shall constitute just cause for immediate termination of this Agreement by Motorola.

17.  CONFIDENTIAL INFORMATION

17.1         Distributor shall at all times during the continuance of this Agreement and after its termination or expiration, keep all information disclosed to Distributor by Motorola pursuant to or in connection with this Agreement or any Regional Amendment, including the existence thereof, confidential (whether orally, in writing or in some other tangible form, and whether or not such information is expressly stated to be confidential or marked as such) including without limitation, the terms of this Agreement or any Regional Amendment, all prices quoted by Motorola in the Term Sheets and the various catalogues and quotations conveyed to Distributor during the course of business, proprietary market research and commercial terms and conditions.  Distributor shall not be obligated to keep confidential any information received hereunder, which is or becomes publicly known without breach of this Agreement by Distributor.

17.2         Neither party shall forward or disclose any information contained in relation to this Agreement or Regional Amendment to any unauthorized third party without the prior written consent of the other party.  Each party’s obligations under this Section shall survive the termination of this Agreement.  All confidential information (and all copies thereof, authorized or unauthorized) shall be returned to each party immediately upon termination of this Agreement, or Regional Amendment as to the information specific to it or the business activities under that Regional Amendment.  Distributor agrees that violation of any provision of this Section shall constitute just cause for immediate termination of this Agreement by Motorola.

18.  GOVERNING LAW AND ALTERNATIVE DISPUTE RESOLUTION

18.1         The governing law of this Agreement shall be the substantive law of Illinois, USA.

18.2         The parties agree that any claims or disputes under this Agreement will be submitted to non-binding mediation prior to initiation of any formal legal process in a mutually-agreeable location pursuant to the rules of the American Arbitration Association.  Costs of mediation will be shared equally.  If a mediated resolution cannot be reached, the parties agree to resolve the dispute in accordance with the laws of the State of Illinois and any court actions shall be filed in a state or federal court of competent jurisdiction in the State of Illinois.  Distributor hereby consents to exclusive jurisdiction by such courts.  Distributor waives personal service of any process upon it and consents that all service of process shall be made by registered mail to it at the address set forth in the introductory paragraph of this Master Agreement.  Nothing in this Section 18 will prevent either party from resorting to judicial proceedings, if:  (a) good faith efforts to resolve the dispute have been unsuccessful, (b) the claim or suit involves intellectual property rights, or (c) interim relief from a court is necessary to prevent serious and irreparable injury to that party or to others.

19.  JOINT AND SEVERAL LIABILITY

Distributor and any regional subsidiary or entity of Distributor, shall be jointly and severally liable for all obligations, (past, present, and future), of the Distributor to Motorola and its affiliates arising under this Master Agreement, or any other Agreement which Distributor may enter into with Motorola or its affiliates.

20.  NOTICES

Any notices to be given under this Agreement must be in writing, may be given by personal delivery or sent either by first class prepaid post or facsimile (with confirmed answerback) addressed to the appropriate party (as appointed by Motorola account manager) at the address stated on the first page of this Agreement (or to a new address or facsimile number provided by written notice to the other party).  Any notice sent by first class prepaid post shall be deemed to be given at the time when in due course of post it would be expected to be delivered to the address to which it is sent.

21.  GENERAL

21.1         Distributor is aware that Motorola has a license from Qualcomm, Inc. (“Qualcomm”) to integrate Binary Runtime Environment for Wireless (“BREW”) technology into certain Motorola CDMA wireless devices being offered to various CDMA wireless carriers in the United States.  Distributor wishes to purchase such BREW devices for resale to various CDMA wireless carriers in the United States.  Accordingly, the parties agree to the terms contained in Exhibit C, attached hereto and incorporated herein, as it relates to BREW devices.

21.2         This Agreement and the Exhibits attached herein constitute the entire and final expression of agreement between the parties pertaining to the subject matter hereof and supersedes all other communications between the parties.

21.3         Except for unilateral changes by Motorola in the various Exhibits attached hereto as specifically permitted herein, any amendment of this Agreement or Regional Amendment must be in writing and signed by an authorized representative of each party.  Motorola shall be entitled at it sole discretion to modify the design or specifications of any Products or parts thereof as it may think fit, without any liability or obligation to Distributor or its customers.  Any verbal agreement, or modification via email or other informal electronic method, purportedly modifying the terms herein or any Regional Amendment shall have no force or effect.

21.4         If any term or provision of this Agreement is to any extent held by a court or other tribunal to be invalid, void or unenforceable, insofar as it is in conflict with law, the remaining rights and obligations of the parties will be construed and enforced as if this Agreement did not contain the particular term or provision held to be invalid, void or unenforceable.

21.5         Distributor shall notify Motorola in writing forthwith in the event of change in the name, control, management or ownership of Distributor.  In addition, neither this Agreement nor Regional Amendment nor any of the rights or obligations of Distributor hereunder nor thereunder shall be assigned or transferred by Distributor, in whole or in part by operation of law or otherwise; nor shall this Agreement nor Regional Amendment or any rights of Distributor inure to the benefit of any trustee in bankruptcy, receiver, creditor, trustee or successor of Distributor’s business or of its property, whether by operation of law or otherwise, or to a purchaser of the business or of any of the assets of Distributor, without the prior written consent of Motorola.  Motorola reserves the right to terminate this Agreement or Regional Amendment if this Agreement, Regional Amendment, or the interest of Distributor hereunder is sold, assigned or transferred, in whole or in part, without the prior written consent of Motorola or if Distributor has a substantial change in ownership.

21.6         Motorola reserves the right to advise Distributor from time to time which Motorola subsidiary to place orders for the Products with and which Motorola subsidiary to make payments to for such orders provided always that the terms and conditions of this Agreement, as amended from time, shall solely govern the sale of such Products to the exclusion of all other terms and conditions including but not limited to any terms or conditions which Distributor may purport to apply under any order, purchase order, confirmation of order or other similar document generally.

21.7         Motorola may apply any outstanding amount due to Distributor against indebtedness by Distributor to Motorola, whether due or to become due.

IN WITNESS WHEREOF, the Parties have signed this Agreement on the date first written above by their duly authorized representatives.

MOTOROLA, INC.	CELLSTAR, LTD.
	By:	National Auto Center, Inc.
its General Partner

/s/ Richard Gadd	/s/ Robert Kaiser
Signature	Signature

Richard Gadd	Robert Kaiser
Name	Name

VP, Sales	CEO
Title	Title

11-20-06	11-17-06
Date	Date